Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture”), dated as of July 14, 2016, among Incentive Networks LLC (the “Additional Non-Subsidiary Guarantor”), a Delaware limited liability company and an indirect subsidiary of Affinion Group, Inc., a Delaware corporation (“Affinion Group”), Affinion International Holdings Limited (or its permitted successor) (the “Issuer”) and Wilmington Trust, National Association, as Trustee under the Indenture (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 9, 2015, providing for the issuance of 7.5% Cash/PIK Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances Affinion Group shall cause the Additional Non-Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Non-Subsidiary Guarantor shall guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(v) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Non-Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees.  The Additional Non-Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture.

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law; Waiver of Jury Trial.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF.  EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 5. Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 7. Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

SECTION 8. Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

Dated: July 14, 2016	AFFINION INTERNATIONAL HOLDINGS LIMITED

by	/s/ Michele Conforti
	Name:	Michele Conforti
	Title:	President and Managing Director

Dated: July 14, 2016	INCENTIVE NETWORKS LLC

by	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Chief Executive Officer

Supplemental Indenture No. 1 (2015 International Indenture)

Dated: July 14, 2016	Wilmington Trust, NATIONAL ASSOCIATION, as Trustee

by	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

Supplemental Indenture No. 1 (2015 International Indenture)